EXHIBIT E-12

NATIONAL QUOTATION BUREAU TRADING INFORMATION

JANUARY 1, 1999 THROUGH JUNE 23, 2000

A report was received frsom the National Quotation Bureau, LLC. It was dated 6/26/00 and gave a daily quotation from Jan. 1, 1999 to June 23, 2000. The table which follows gives the bid and asked prices on 1/1/99 and then indicates any day in which the bid and asked prices were different from the last. This is done here for the sake of brevity as there were only eight changes of either bid or asked price during that year and a half period of time.

Date	Bid	Asked	(Company assumed cause of move)
1/1/99	0.2500	0.5625	Prices had remained at this level for nearly a year. (While we were re-organizing.
1/27/99	0.2500	1.0625	News of company results
7/30/00	0.3125	1.0625	"
10/28/99	0.5100	1.12500	Unknown cause
1/27/00	1.2500	3.0000	Continuing
2/24/0	Unpriced		Company taken off of NASDAQ bb for lack of being a reporting Co.
3/30/00	0.0100	None	Unknown reason.

The NQB report then continued:

NOTE:  THE INFORMATION IS COMPILED WITH CARE FROM SOURCES BELIEVED TO BE RELIABLE BUT WE CONNOT GUARANTEE THE ACCURACY NOR WARRANTEE ITS USE FOR ANY PURPOSE.

NOTE:  THE ABOVE QUOTATIONS REPRESENT PRICES BETWEEN DEALERS AND DO NOT INCLUDE RETAIL, MARKUP, MARKDOWN OR COMMISSION. THEY DO NOT REPRESENT ACTUAL TRANSACTION AND HAVE NOT BEEN ADJUSTED FOR STOCK DIVIDENDS OR SPLITS.

NATIONAL QUOTATION BUREAU, LLC

Signed:  Evelyn Walsh
RESEARCH LIBRARY DEPARTMENT

A search of the internet found two "Pink Sheet market makers". One, a wholesaler reported $0.75 bid and 1.50 asked. The other, a retailer, reported a Last Trade of $l.0312, 0.03 bid. asked "n/a". Both reports were dated August 8, 2000.